CERTIFICATE OF AMENDMENT
                                       OF
                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                          RIGHTS OF CLASS A NON-VOTING
                           CONVERTIBLE PREFERRED STOCK

                           $.01 PAR VALUE PER SHARE OF
                         PACIFIC RIM ENTERTAINMENT, INC.
                             a Delaware corporation

         PACIFIC RIM ENTERTAINMENT, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That, by unanimous written consent of the Hoard of Directors of the Corporation, the following resolutions proposing and declaring advisable an amendment to the Certificate of Designations, Preferences and Rights of Class A Non-Voting Convertible Preferred Stock of the Corporation were adopted by the Board of Directors of the Corporation:

                  RESOLVED, that the Board of Directors of the Corporation deems it appropriate, necessary and advisable that the Certificate of Designations, Preferences and Rights of Class A Non-Voting Convertible Preferred Stock of the Corporation be amended so as to adjust the Conversion Rate under certain circumstances pursuant to which shares of the Corporation's Class A Non-Voting Convertible Preferred Stock are converted into shares of the Corporation's Common Stock, and for that purpose, to amend Article Second (E)(4) thereof to read as follows:

         "4. Conversion Rate. Each share of Class A Preferred Stock shall be convertible into 2,000 shares of Common Stock (the "Conversion Rate"). If, on any date of conversion of any shares of Class A Preferred Stock into shares of Common Stock, the average of the bid and asked prices of the Company's Common Stock as of the close of trading for the most recent three (3) previous days on which quotations were available for such Common Stock is (i) greater than 3 3/4, then the Conversion Rate for any shares of Class A Preferred Stock converted into Common Stock on such date shall remain at 2,000 shares of Common Stock for each share of Class A Preferred Stock, or (ii) more than 3 1/4 but less than or equal to 3 3/4, then the Conversion Rate for any shares of Class A Preferred Stock converted into Common Stock on such date shall automatically be adjusted to a rate of 2,333.333 shares of Common Stock for each share of Class A


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         Preferred Stock, or (iii) less than or equal to 3 1/4, then the
         Conversion Rate for any shares of Class A Preferred Stock converted into Common Stock on such date shall automatically be adjusted to a rate of 2,800 shares of Common Stock for each share of Class A Preferred Stock. The Conversion Rate shall be subject to readjustment, upward or downward, as provided herein and the calculation required hereby shall be in respect of a holder to the nearest 1/100th of a share"

         and be it further

                  RESOLVED, that Article Second (E)(4) of the Certificate of Designations, Preferences and Rights of Class A Non-Voting Convertible Preferred Stock of the Corporation be amended to read as aforesaid.

         SECOND, that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Pacific Rim Entertainment, Inc. has caused this Certificate of Amendment to the executed by Alan W. Livingston, its President, and to be attested to by Jonathan D. Drucker, its Assistant Secretary, under its corporate seal this fourth day of May, 1994.

                                                     /s/ Alan W. Livingston
                                                     ---------------------------
                                                     Alan W. Livingston
                                                     President

ATTEST:

/s/ Jonathan D. Drucker
----------------------------
Jonathan D. Drucker
Assistant Secretary